Exhibit 16.1

September 23, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Jerash Holdings (US), Inc.
CIK No: 0001696558

Dear Sir or Madam:

We have read Form 8-K dated September 23, 2022 of Jerash Holdings (US), Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no bias to agree or disagree with any other statements of the Registrant contained in Form 8-K.

/s/ Friedman LLP

New York, New York